Exhibit 99.1

Shareholder Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Robert Cozzone
Chief Financial Officer
(781) 982-6723

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES A 16% INCREASE IN THE QUARTERLY DIVIDEND

Rockland, MA (March 13, 2019) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.44 per share dividend. The dividend will be payable on April 5, 2019, to stockholders of record as of the close of business on March 25, 2019.

Independent Bank Corp. has approximately $8.9 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.